Exhibit a(v) under form N-1A
                                            Exhibit Ex-10 under Item 24/Reg. S-K

                             FUNDMANAGER PORTFOLIOS
                          (formerly: FundManager Trust)

                                 Amendment No. 6
                                       to
                             MASTER TRUST AGREEMENT
                                February 7, 1995


     THIS Master Trust Agreement is amended, effective December 31, 1998, as follows:

     Strike the first paragraph of Section 4.2 of Article IV from the Master Trust Agreement and substitute in its place the following:

         "Section 4.2  Establishment and Designation of Sub-Trusts and Classes.

          Without  limiting  the  authority of the Trustees set forth in Section
          4.1 to establish and designate any further Sub-Trusts, the Trustees hereby establish and designate six Sub-Trusts: "Aggressive Growth Portfolio," "Growth Portfolio," "Growth with Income Portfolio," "Bond Portfolio," "Managed Total Return Portfolio," and "International Portfolio." Each of the Aggressive Growth Portfolio, Growth Portfolio, Growth with Income Portfolio, Managed Total Return Portfolio and International Portfolio shall consist of two classes designated as "Class A Shares" (formerly, the "Financial Adviser Class") and "Class B Shares." The Bond Portfolio shall consist of one class designated as "Class A Shares" (formerly, the "Financial Adviser Class"). The Shares of such Sub-Trusts and any Shares of any further Sub-Trust or class thereof that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Sub-Trust at the time of establishing and designating the same) have the following relative rights and preferences:"

     The undersigned Secretary of FundManager Portfolios hereby certifies that the above-stated Amendment is a true and correct Amendment to the Master Trust Agreement, as adopted by the Board of Trustees on the 15th day of December, 1998.

         WITNESS the due execution hereof this 16th day of December, 1998.



                                                     Victor R. Siclari
                                                     Secretary